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	Jeanmarie McFadden	William Pike
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For Immediate Release

Charles E. Phillips, Jr. Elected to Morgan Stanley Board of Directors

Oracle President Brings Broad Experience to Board Role

NEW YORK, June 23, 2006 – Morgan Stanley (NYSE: MS) announced today that its Board of Directors has elected Charles E. Phillips, Jr. to serve on the Company’s Board of Directors. Mr. Phillips, the President of Oracle Corporation, also serves on the Boards of both Oracle and Viacom, Inc. Earlier in his career, Mr. Phillips served as a Managing Director at Morgan Stanley in Equity Research. His election brings the number of independent directors on the Board to 10 and the total number of Morgan Stanley directors to 12.

John J. Mack, Chairman and Chief Executive Officer of Morgan Stanley, said, “Charles has significant experience as a business leader and strategic thinker, which will make him a valuable addition to our Board of Directors. At Oracle, he has played a key role in the company’s success, both as a strategist and manager of the company’s global operations. Charles’ election as an independent director underscores our continued commitment to ensuring that the Firm benefits from the best possible oversight from our Board.”

Laura D’Andrea Tyson, Chair of the Board’s Nominating and Governance Committee, said, “We are extremely pleased to welcome Charles to the Morgan Stanley Board of Directors. Charles has provided strong executive leadership at one of the world’s top technology companies; he knows the financial services industry from his many years on Wall Street; and he has experience as a Board member dealing with the complex issues facing global companies. His judgment and talents will be a welcome addition to our Board and we look forward to working closely with him.”

As President of Oracle Corporation, Mr. Phillips, 47, is responsible for global field operations including consulting, marketing, sales, alliances and channels, and customer programs.

Prior to joining Oracle, Mr. Phillips was a Managing Director with Morgan Stanley in its equity research group, covering technology companies. Prior to his career on Wall Street, Mr. Phillips was a Captain in the United States Marine Corps.

Mr. Phillips holds a BS in Computer Science from the United States Air Force Academy, an MBA from Hampton University, and a JD from New York Law School. He is a member of the bar in Washington D.C. and in Georgia. Mr. Phillips is a board member of Jazz at Lincoln Center in New York and New York Law School.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 30 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

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